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                                                                   EXHIBIT 10(k)

September 15, 2000


Mr. Steve Lowden
Den Farm
Near Tonbridge
Kent TN12 9PX U.K.

Dear Mr. Lowden:

On behalf of C. P. Cazalot, I want to confirm the terms of Marathon Oil Company's (Marathon's) offer of employment and your acceptance for the position of Senior Vice President, Business Development. The terms of the starting compensation package specific to you, which include additional benefits that all Marathon executives at your level receive as a part of their respective employment packages are as follows:

..  Base compensation @ $275,000 per annum

.. Cash incentive compensation @ 80% of base compensation (pro-rated from your date of employment)

.. Stock option grant of 30,000 USX-MRO shares vesting 10,000 shares on the one-year anniversary of your date of employment; 10,000 shares on the two-year anniversary of your date of employment; and 10,000 shares on the three-year anniversary of your date of employment. These options shall be granted at a strike price equal to the average high and low price of USX-MRO shares traded on the NYSE on your first day of employment with Marathon, which is anticipated to be no later than December 1, 2000.

..  Five (5) weeks of vacation with pay

.. Membership in one (1) local country club as agreed upon by C. P. Cazalot including initiation fees and payment of monthly dues.

Additionally, I want to confirm that in the event, for reasons other than cause, you are involuntarily dismissed from your employment as Senior Vice President, Business Development prior to the first anniversary of your date of employment, Marathon will pay you the pro rata unpaid portion of your annual base compensation and any compensation award, under the 2001 Annual Incentive Compensation Plan, should such award be unpaid at that time. The obligation undertaken by Marathon Oil as described in this paragraph shall constitute Marathon's sole responsibility to you in the event circumstances occur that trigger this obligation. Marathon's obligation shall expire on the one-year anniversary of your date of employment.
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Assuming that the above described terms accurately reflect our correspondence, please sign this letter in duplicate in the space provided below and return one copy to me for my file.

Very truly yours,

/s/ Daniel J. Sullenbarger

Daniel J. Sullenbarger

DJS/sjt
xc:  C.P. Cazalot, Jr.



ACCEPTED AND AGREED TO

THIS 17th DAY OF September, 2000.


/s/   Steve Lowden
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     Steve Lowden